Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction
Transcat Canada Inc.	Canada
United Scale & Engineering Corporation	Wisconsin
WTT Real Estate Acquisition, LLC	New York
Anacor Acquisition, LLC	Delaware